Exhibit 99.1

WQN, Inc. 509 Madison Avenue, Suite 1510 New York, NY 10022	Contact: David Montoya Chief Financial Officer (212) 774-3656 investors@wqni.com

WQN, Inc. Receives Notification Letter from Nasdaq

-- Company Filed 2005 Annual Report --

New York, NY June 7, 2006 – WQN, Inc. (the "Company") today announced that on June 1, 2006 the Company received notification from the Nasdaq National Market that it is not in compliance with the continued listing requirement of Nasdaq Marketplace Rule 4450(a)(2) because the Company’s common stock had not maintained a minimum market value of publicly held shares of $5,000,000 for the previous 30 consecutive trading days. In accordance with Nasdaq Marketplace Rule 4450(e)(1), the Company has until August 30, 2006, to regain compliance with the minimum requirement. To meet the minimum requirement, the market value of the Company’s publicly held shares must maintain a market value of $5,000,000 or greater for a minimum of ten consecutive trading days.

On June 1, 2006, the Company filed its Form 10-KSB for the year ending December 31, 2005, thereby curing its deficiency with respect to the late filing of its annual report. The Company had a hearing before the Nasdaq Listing Qualifications Panel on June 1, 2006 at which hearing the Company's non-compliance with Nasdaq's continued listing requirements due to its previously disclosed delinquent Form 10-QSB was considered. A decision of the Panel is pending. There can be no assurance that the Panel will grant the Company's request for continued listing.

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About WQN, Inc.:

WQN, Inc. (Nasdaq: WQNI) is a diversified operating company targeting small to middle market growth-oriented companies primarily focused in the financial services, technology/telecommunications, business services and business distribution and real estate industries. Management seeks to make both controlling and minority investments into companies. The Company is headquartered in New York, New York and has offices in Dallas, Texas. For more information about WQN, Inc., please visit the company's Web site at http://www.wqni.com.

Notice Regarding Forward-Looking Statements:

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and, as a result, should be considered subject to the many uncertainties that exist in WQN, Inc.'s operations and business environment. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are numerous risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. WQN, Inc.'s future business plans, prospects and objectives may change as a result of, or be impacted by, a number of factors. Such factors include, but are not limited to: WQN, Inc.'s expansion and acquisition strategy, the availability, impact and performance of operations and investments that WQN, Inc. has made or intends to make, and general economic and business conditions, including economic and business conditions in those areas in which WQN, Inc. plans to invest and operate. These risk factors and additional information are included in WQN, Inc.'s filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based upon information available to WQN, Inc. as of the date hereof, and WQN, Inc. assumes no obligation to update any such forward-looking statement thus the reader should not assume that silence by WQN, Inc. and its management over time means that actual events are bearing out as estimated in such forward-looking statements.